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                                                                    Exhibit 99.1


CSK AUTO CORPORATION COMPLETES ITS REFINANCING

PHOENIX, AZ, December 21, 2001-- CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today announced the following:

- Closing of a $300.0 million non-amortizing senior secured, asset based credit facility;

-     Issuance of $280.0 million of 12% senior notes due June 2006;

- Issuance to certain investors, including an affiliate of Investcorp, one of its principal stockholders, of $50.0 million of 7% convertible subordinated debentures due December 2006;

- Conversion of already outstanding $30.0 million of 7% subordinated notes into approximately 4.5 million shares of CSK Auto Corporation common stock; and

-     Financial results for the third quarter of fiscal 2001.

REFINANCING

The Company said it has consummated several transactions to refinance its capital structure (the "Refinancing"). The components of the Refinancing, the intent of which is to reduce debt, eliminate scheduled bank debt amortization payments prior to the end of 2004, extend debt maturities and enhance liquidity, are as follows:

- CSK Auto, Inc. entered into a new $300.0 million senior secured, asset based credit facility that matures in December of 2004. The new senior credit facility is comprised of a $170.0 million non-amortizing term loan and a $130.0 million revolving credit facility. Availability under the new senior credit facility is subject to a borrowing base formula equal to the lesser of $300.0 million and the sum of certain percentages of eligible inventory and eligible accounts receivable owned by CSK Auto, Inc. and its subsidiaries. The interest rate on this credit facility is generally LIBOR plus 3.5%.

- CSK Auto, Inc. issued $280.0 million of 12% senior notes due in 2006. The effective interest rate, including amortization of original issue discount, is approximately 12.5% per annum. Interest is payable semi-annually in arrears on December 15 and June 15 of each year. The notes mature on June 15, 2006.

- CSK Auto Corporation issued to certain investors, including an affiliate of Investcorp, one of its principal stockholders, $50.0 million principal amount of 7% convertible subordinated debentures due December 2006. CSK Auto Corporation expects to require these investors to convert their debentures into CSK Auto Corporation common stock following satisfaction of certain conditions, including the effectiveness of a registration statement covering the shares of common stock underlying these
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      debentures. Management currently expects that satisfaction of these conditions will occur within 150 days of the closing. If the conditions to conversion are not satisfied, then the debentures will remain convertible at the option of the holders. The convertible subordinated debentures to be held by the affiliate of Investcorp will not be convertible into common stock of CSK Auto Corporation until the issuance of the common stock underlying its debentures has been approved by the stockholders of CSK Auto Corporation.

- CSK Auto Corporation converted $30.0 million aggregate principal amount of already outstanding 7% convertible subordinated notes due September 1, 2006 into approximately 4.5 million shares of CSK Auto Corporation common stock.

FINANCIAL RESULTS - THIRTEEN WEEKS ENDED NOVEMBER 4, 2001

The financial results outlined below expand on the summary financial results released on November 29, 2001:

- Net sales for the thirteen weeks ended November 4, 2001 ("third quarter of fiscal 2001") were $366.7 million. Comparable store sales increased by 1%.

- Gross profit was $171.1 million, or 46.7% of net sales, in the third quarter of fiscal 2001.

- Operating profit for the third quarter of fiscal 2001 totaled $23.7 million or 6.5% of net sales.

- Net income for the third quarter of fiscal 2001 was $5.9 million or $0.19 per diluted common share (assuming 31.9 million shares outstanding on a fully diluted basis). In the third quarter of fiscal 2001, shares outstanding for purposes of calculating diluted EPS increased by approximately 4.1 million (weighted for the period outstanding) as a result of the issuance by CSK Auto Corporation of $30 million of convertible debentures. The dilutive effect of these added shares was reduced by the benefit of the related tax effected interest expense. On a pro-forma basis, excluding the interest expense and incremental diluted shares associated with the $30 million of convertible debentures, our net income would have been approximately $6.2 million or $0.22 per diluted common share (assuming 27.8 million shares outstanding on a fully diluted basis).

-     EBITDA for the third quarter of fiscal 2001 was $33.3 million.

- At November 4, 2001, the Company had 1,133 stores in operation, compared to 1,147 at the end of the third quarter of fiscal 2000.
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COMMENTS AND FOURTH QUARTER OUTLOOK

"We are excited to announce the successful completion of our Refinancing. We will now have the financial flexibility to address outstanding issues with our vendor community and to undertake the key business initiatives necessary to improve our profitability in fiscal 2002," said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. "We believe that the operating initiatives we have implemented as part of our Profitability Enhancement Plan, as well as the new capital resources resulting from the Refinancing, are important steps in strengthening the Company operationally and financially."

Based on current sales trends, the Company expects fourth quarter net sales to approximate $330 million to $340 million with a comparable store sales increase of approximately 4%. In addition, the Company expects fourth quarter net income of $5 million to $6 million and EBITDA to range from $31 million to $32 million. These results exclude an extraordinary loss of approximately $3.1 million relating to the write-off of unamortized financing fees associated with our previous senior credit facility.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of November 4, 2001, the company operated 1,133 stores in 19 states under the brand names Checker Auto Parts, Schuck's Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, changes in the conditions of capital markets, competitive pressures, demand for the company's products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

Contact: Don Watson     602-631-7224